     As filed with the Securities and Exchange Commission on May 23, 2002
                                                      Registration No. 333-86808


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                Amendment No. 1

                                       to
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       UNITED DOMINION REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)

                Virginia                                      54-0857512
(State or other jurisdiction of incorporation)    (I.R.S. Employer Identification No.)

                              400 East Cary Street
                            Richmond, Virginia 23219
                                  (804)780-2691
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              Christopher D. Genry
                             Chief Financial Officer
                       United Dominion Realty Trust, Inc.
                              400 East Cary Street
                            Richmond, Virginia 23219
                                 (804) 780-2691
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                                 David C. Wright
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074
                                 (804) 788-8267

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]




     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. These + + securities may not be sold until the registration statement filed with the + + Securities and Exchange Commission is effective. This prospectus is not an +
+ offer to sell nor does it seek an offer to buy these securities in any       +
+ jurisdiction where the offer or sale is not permitted.                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                   SUBJECT TO COMPLETION, DATED MAY 23, 2002


                                   12,307,692
                       United Dominion Realty Trust, Inc.
                                  Common Stock

     This prospectus relates to 12,307,692 shares of common stock, $1.00 par value, of United Dominion Realty Trust, Inc., which may be offered from time to time by one of our shareholders. The shares may be sold directly by the selling shareholder, or by its pledgee, donee, transferee or other successor in interest:

     .    in underwritten public offerings;

     . in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

     .    to or through brokers or dealers who may act as principal or agent; or

     .    in one or more negotiated transactions.

     The selling shareholder and the brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See "Plan of Distribution" on page 23 for a further description of how the selling shareholder may dispose of the shares covered by this prospectus.

     We will not receive any of the proceeds from sales of common stock made by the selling shareholder pursuant to this prospectus.


     Our common stock is listed on the New York Stock Exchange under the symbol "UDR." On May 22, 2002, the last reported sale price of our common stock was $15.32 per share.


     Investing in our common stock involves risks. See "Risks of Investment" beginning on page 2 for certain risks and uncertainties that you should consider.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2002.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a resale registration statement. The selling shareholder may sell some or all of its shares in one or more transactions from time to time.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

                         HOW TO OBTAIN MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You also may read our filings at the SEC's Web site at http://www.sec.gov.
                                          ------------------


     We have filed with the SEC a registration statement on Form S-3 (File No. 333-86808) under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.


                 INCORPORATION OF INFORMATION FILED WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC which means that we have disclosed important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to completion of this offering.

     .    Annual Report on Form 10-K for the year ended December 31, 2001.

     .    Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     . Current Reports on Form 8-K and amendments filed January 4, January 16, January 22, March 6, March 15 and March 19, 2002, except with regard to the disclosure in such reports pursuant to Item 9, Regulation FD Disclosure, which disclosure shall not be considered "filed" under the Exchange Act or incorporated by reference into this prospectus or any other filing under the Securities Act.

     . The description of our common stock contained in our registration statement on Form 8-A dated April 19, 1990, including any amendment filed for the purpose of updating that description.

                               RISKS OF INVESTMENT

     Unless the context otherwise requires, all references to "we," "us," "the company" or "our company" in this prospectus refer collectively to United Dominion Realty Trust, Inc., a Virginia corporation, and its subsidiaries.

     Before you invest in our securities, you should be aware that there are risks involved in the investment. You should consider carefully these risks together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our securities. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 7.

Unfavorable Changes in Apartment Market and Economic Conditions Could Adversely Affect Occupancy Levels and Rental Rates

     Market and economic conditions in the various metropolitan areas of the United States in which we operate may significantly affect our occupancy levels and rental rates and therefore our profitability. This may impair our ability to satisfy our financial obligations and pay distributions to our shareholders. Factors that may adversely affect these conditions include the following:

     .    a reduction in jobs and other local economic downturns;

     .    oversupply of, or reduced demand for, apartment homes;

     .    declines in household formation; and

     . rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs.

     The weakness in the United States economy has been exacerbated by the events of September 11, 2001, as well as by the United States' war on terrorism. The weak economy has adversely affected employment and other significant elements of the economy that drive productivity and the financial strength of businesses. Any continuation or worsening of current economic conditions, generally and in our principal market areas, could have a material adverse effect on our occupancy levels, our rental rates and our ability to strategically acquire and dispose of apartment communities. This may impair our ability to satisfy our financial obligations and pay distributions to our shareholders.

Acquisitions or New Development May Not Achieve Anticipated Results

     We intend to continue to selectively acquire apartment communities that meet our investment criteria. Our acquisition activities and their success may be exposed to the following risks:

     . An acquired community may fail to perform as we expected in analyzing our investment, or a significant exposure related to the acquired property may go undetected during our due diligence procedures.

     . When we acquire an apartment community, we often invest additional amounts in it with the intention of increasing profitability. These additional investments may not produce the anticipated improvements in profitability.

     . New developments may not achieve forecasted rents or occupancy levels or problems with construction or local building codes may delay initial occupancy dates for all or a portion of a development community.

Possible Difficulty of Selling Apartment Communities Could Limit Operational and Financial Flexibility

     We periodically dispose of apartment communities that no longer meet our strategic objectives. There can be no assurance that potential purchasers will be willing to pay prices acceptable to us. A weak market may limit our ability to change our portfolio promptly in response to changing economic conditions. Furthermore, a significant portion of the proceeds from our overall property sales may be held in escrow accounts in order for some sales to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code so that any related capital gain can be deferred for federal income tax purposes. As a result, we may not have immediate access to all of the cash flow generated from our property sales. In addition, federal tax laws limit our ability to profit on the sale of communities that we have owned for fewer than four years, and this limitation may prevent us from selling communities when market conditions are favorable.

Increased Competition Could Limit Our Ability to Lease Apartment Homes or Increase or Maintain Rents

     Our apartment communities compete with numerous housing alternatives in attracting residents, including other apartment communities and single-family rental homes, as well as owner occupied single- and multi-family homes. Competitive housing in a particular area could adversely affect our ability to lease apartment homes and increase or maintain rents.

Insufficient Cash Flow Could Affect Our Debt Financing and Create Refinancing
Risk

     We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest or restrict our borrowing capacity under our line of credit due to debt covenant restraints. We cannot assure you that sufficient cash flow will be available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a REIT, nor can we assure you that the full limits of our line of credit will be available to us if our operating performance falls outside the constraints of our debt covenants. Additionally, we are likely to need to refinance substantially all of our outstanding debt as it matures. We may not be able to refinance existing debt, or the terms of any refinancing may not be as favorable as the terms of the existing debt, which could create pressures to sell assets or to issue additional equity when we would otherwise choose not to do so.

Failure to Generate Sufficient Revenue Could Impair Debt Service Payments and Distributions to Shareholders

     If our apartment communities do not generate sufficient net rental income to meet rental expenses, our ability to make required payments of interest and principal on our debt securities and to pay distributions to our shareholders will be adversely affected. The following factors, among others, may affect the net rental income generated by our apartment communities:

     .    the national and local economies;

     . local real estate market conditions, such as an oversupply of apartment homes;

     . tenants' perceptions of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

     .    our ability to provide adequate management, maintenance and insurance;
          and

     .    rental expenses, including real estate taxes and utilities.

     Expenses associated with our investment in a community, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from that community. If a community is mortgaged to secure payment of debt and we are unable to make the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

Debt Level May Be Increased

     Our current debt policy does not contain any limitations on the level of debt that we may incur, although our ability to incur debt is limited by covenants in our bank and other credit agreements. We manage our debt to be in compliance with these debt covenants, but subject to compliance with these covenants, we may increase the amount of our debt at any time without a concurrent improvement in our ability to service the additional debt.

Financing May Not Be Available and Could be Dilutive

     Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity. Debt or equity financing may not be available in sufficient amounts, or on favorable terms or at all. If we issue additional equity securities to finance developments and acquisitions instead of incurring debt, the interests of our existing shareholders could be diluted.

Development and Construction Risks Could Impact Our Profitability

     We intend to continue to develop and construct apartment communities. Development activities may be conducted through wholly-owned affiliated companies or through joint ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:

     . We may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased development costs and could require us to abandon our activities entirely with respect to a project for which we are unable to obtain permits or authorizations.

     . If we are unable to find joint venture partners to help fund the development of a community or otherwise obtain acceptable financing for the developments, our development potential may be limited.

     . We may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring them.

     . We may be unable to complete construction and lease-up of a community on schedule, or incur development or construction costs that exceed our original estimates, and we may be unable to charge rents that would compensate for any increase in such costs.

     . Occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, preventing us from meeting our profitability goals for that community.

     Construction costs have been increasing in our existing markets, and the costs of upgrading acquired communities have, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. Our inability to charge rents that will be sufficient to offset the effects of any increases in these costs may impair our profitability.

Failure to Succeed in New Markets May Limit Our Growth

     We may from time to time make acquisitions outside of our existing market areas if appropriate opportunities arise. We may be exposed to a variety of risks if we choose to enter new markets and we may not be able to operate successfully in new markets. These risks include, among others:

     . inability to evaluate accurately local apartment market conditions and local economies;

     . inability to obtain land for development or to identify appropriate acquisition opportunities;

     .    inability to hire and retain key personnel; and

     .    lack of familiarity with local governmental and permitting procedures.

Changing Interest Rates Could Increase Interest Costs and Could Affect the Market Price of Our Securities

     We currently have, and expect to incur in the future, debt bearing interest at rates that vary with market interest rates. Therefore, if interest rates increase, our interest costs will rise to the extent our variable rate debt is not hedged effectively. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our common and preferred stock and debt securities.

Limited Investment Opportunities Could Adversely Affect Our Growth

     We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, developer partnerships, investment companies and other apartment REITs. This competition could increase prices for properties of the type that we would likely pursue, and our competitors may have greater resources than we do. As a result, we may not be able to make attractive investments on favorable terms, which could adversely affect our growth.

Failure to Integrate Acquired Communities and New Personnel Could Create Inefficiencies

     To grow successfully, we must be able to apply our experience in managing our existing portfolio of apartment communities to a larger number of properties. In addition, we must be able to integrate new management and operations personnel as our organization grows in size and complexity. Failures in either area will result in inefficiencies that could adversely affect our expected return on our investments and our overall profitability.

Interest Rate Hedging Contracts May Be Ineffective and May Result in Material Charges

     From time to time when we anticipate issuing debt securities, we may seek to limit our exposure to fluctuations in interest rates during the period prior to the pricing of the securities by entering into interest rate hedging contracts. We may do this to increase the predictability of our financing costs. Also, from time to time we may rely on interest rate hedging contracts to limit our exposure under variable rate debt to unfavorable changes in market interest rates. If the pricing of new debt securities is not within the parameters of, or market interest rates produce a lower interest cost than that which we incur under a particular interest rate hedging contract, the contract is ineffective. Furthermore, the settlement of interest rate hedging contracts has involved and may in the future involve material charges.

Potential Liability for Environmental Contamination Could Result in Substantial Costs

     Under various federal, state and local environmental laws, as a current or former owner or operator, we could be required to investigate and remediate the effects of contamination of currently or formerly owned real estate by hazardous or toxic substances, often regardless of our knowledge of or responsibility for the contamination and solely by virtue of our current or former ownership or operation of the real estate. In addition, we could be held liable to a governmental authority or to third parties for property damage and for investigation and clean-up costs incurred in connection with the contamination. These costs could be substantial, and in many cases environmental laws create liens in favor of governmental authorities to secure their payment. The presence of such substances or a failure to properly remediate any resulting contamination could materially and adversely affect our ability to borrow against, sell or rent an affected property.

Compliance With REIT Share Ownership Limit May Prevent Takeovers Beneficial to Shareholders

     One of the requirements for maintenance of our qualification as a REIT for federal income tax purposes is that no more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals, including entities specified in the Internal Revenue Code, during the last half of any taxable year. Our charter includes provisions allowing us to stop transfers of and redeem our shares that are intended to assist us in complying with this requirement. These provisions may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control might involve a premium price for our shareholders or might otherwise be in our shareholders' best interests. See the subsection entitled "Requirements for Qualification" in the section entitled "Federal Income Tax Consequences of Our Status as a REIT" in this prospectus.

Failure to Qualify as a REIT Would Cause Us to Be Taxed as a Corporation, Which Would Significantly Lower Funds Available For Distribution to Our Shareholders

     If we fail to qualify as a REIT for federal income tax purposes, we would be taxed as a corporation. We cannot assure you that we are qualified as a REIT or that we will remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the federal income tax laws, as to which there are only limited judicial and administrative interpretations, and requires favorable determination of various factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to our qualification as a REIT for federal income tax purposes or the federal income tax consequences of our qualification.

     If, in any taxable year, we fail to qualify as a REIT, we would be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce or eliminate funds otherwise available for distribution to our shareholders. Furthermore, we would no longer be required to make distributions to our shareholders. See the section entitled "Federal Income Tax Consequences of our Status as a REIT" in this prospectus.

Failure to Make Required Distributions Would Subject Us to Tax.

     In order to qualify as a REIT, each year we must pay out to our shareholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws. We may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year.

The Ability of Our Shareholders to Control Our Policies and Effect a Change of Control of Our Company is Limited, Which May Not Be in Our Shareholders' Best Interests

     In 1998, we adopted a shareholder rights plan. Under the terms of the shareholder rights plan, our Board of Directors can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock. Unless our Board of Directors approves the person's purchase, after that person acquires more than 15% of our outstanding common stock, all other shareholders will have the right to purchase securities from us at a price that is less than their then fair market value. Purchases by other shareholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our Board of Directors, however, can prevent the shareholder rights plan from operating in this manner. This gives our Board of Directors significant discretion to approve or disapprove a person's efforts to acquire a large interest in us.

                           FORWARD-LOOKING INFORMATION

     We have included in this document, and in the documents incorporated by reference in this document, statements containing "forward-looking information," as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking information, by its nature, involves estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a statement that contains forward-looking information. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Examples of statements containing forward-looking information that we make in this document include, but are not limited to, statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Any statement containing forward-looking information speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

     Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance include, but are not limited to, the matters described in "Risk Factors" herein or in reports we file with the SEC from time to time.

     All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

     Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

                       UNITED DOMINION REALTY TRUST, INC.

     We are a self-administered equity real estate investment trust that owns, acquires, renovates, develops and manages middle market apartment communities nationwide.

     We operate as a real estate investment trust, or REIT, under the applicable provisions of the Internal Revenue Code of 1986, as amended. To qualify, we must meet certain tests which, among other things, require that our assets consist primarily of real estate, our income be derived primarily from real estate and at least 90% of our taxable income be distributed to our preferred and common shareholders. Because we qualify as a REIT, we are generally not subject to federal income taxes.

     Our principal executive office is located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129. The telephone number of our principal executive offices is (720) 283-6120. Our corporate headquarters is located at 400 East Cary Street, Richmond, Virginia 23219. The telephone number of our corporate headquarters is (804) 780-2691.

                                 USE OF PROCEEDS

     We will receive no proceeds from the sale of the shares by the selling shareholder.

                             THE SELLING SHAREHOLDER

     The following table sets forth the number of shares owned by the selling shareholder based upon information provided to us in writing by the selling shareholder. The shares are being registered to permit public secondary trading of the shares, and the selling shareholder may offer the shares for resale from time to time. There currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. We agreed to file the registration statement with the SEC for the benefit of the selling shareholder and to keep it effective until the earlier of the date that the selling shareholder has sold all of the shares offered under this prospectus or the date that all of the shares under this prospectus may be sold in accordance with Rule 144(k) under the Securities Act of 1933.


     The shares offered by this prospectus have been or may be issued by us to the selling shareholder upon the selling shareholder's conversion of 8,000,000 shares of our Series D Cumulative Convertible Preferred Stock held by the selling shareholder.

     When the selling shareholder acquired this preferred stock, we granted the selling shareholder consultation rights with respect to actions of our company for so long as the selling shareholder held the equivalent of 2,000,000 shares of the preferred stock. We have agreed to consult the selling shareholder regarding certain major decisions including:

     . appointment and dismissal of senior management and auditors;

     . development of our business strategy;

     . entering into acquisitions and dispositions exceeding $100,000,000;

     . termination of our status as a REIT;

     .    change of control transactions; and

     . termination of our operating partnership's status as a limited partnership.

     The shares offered by this prospectus may be offered from time to time by the following selling shareholder or by its pledgee, donee, transferee or other successor in interest:


                                                    NUMBER OF SHARES       NUMBER OF SHARES       NUMBER OF SHARES OF
                                                    OF COMMON STOCK        OF COMMON STOCK        COMMON STOCK OWNED
                                                    OWNED PRIOR TO         OFFERED UNDER THIS     UPON COMPLETION OF
              NAME OF SELLING SHAREHOLDER           THIS OFFERING(1)       PROSPECTUS (2)(3)      THIS OFFERING (4)
              ---------------------------           ----------------       ------------------     -------------------
Security Capital Preferred Growth Incorporated         12,307,692              12,307,692                 0

(1) Total number of shares of common stock issuable upon conversion of the selling shareholder's Series D Cumulative Convertible Preferred Stock.

(2) This prospectus also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(3) Represents the current maximum number of shares of common stock that the selling shareholder currently can receive upon conversion of the Preferred Stock.

(4) Assumes sale of all shares offered by this prospectus. There currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.


             FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the common stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders who are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, and, except as discussed below, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States.

     The statements in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended, existing, temporary, and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

--------------------------------------------------------------------------------
                  We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

--------------------------------------------------------------------------------

Taxation of United Dominion

     We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1972. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. The REIT qualification tests are described in more detail below. No assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "--Failure to Qualify."

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     . We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

     . We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

     . We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

     . We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     . If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on
           (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

     .     If we fail to distribute during a calendar year at least the sum of
           (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

     . We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

     . If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis

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

           in the asset that is determined by reference to the C corporation's basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

           - the amount of gain that we recognize at the time of the sale or disposition; and

           - the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

     . We will incur a 100% excise tax on transactions with a "taxable REIT subsidiary" that are not conducted on an arm's-length basis.

Requirements for Qualification

     A REIT is a corporation, trust, or association that meets the following requirements:

     .     it is managed by one or more trustees or directors;

     . its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     . it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

     . it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

     . at least 100 persons are beneficial owners of its shares or ownership certificates;

     . no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

     . it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

     . it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

     . it meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have has issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of the common stock so that we should continue to satisfy requirements 5 and 6.

     A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT, other than a "taxable REIT subsidiary." Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     REITs are permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries" ("TRSs"). A TRS is a fully taxable corporation that may provide services to our tenants without tainting our rent from the related properties and may perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. TRSs are subject to corporate income tax on their taxable income. We have formed and made elections for several TRSs. See "Other Tax Consequences--Taxable REIT Subsidiaries."

Income Tests

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     .    rents from real property;

     . interest on debt secured by mortgages on real property or on interests in real property;

     . dividends or other distributions on and gain from the sale of shares in other REITs; and

     .    gain from the sale of real estate assets.

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

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

     . First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

     . Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent (a "Related Party Tenant").

     . Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the "personal property ratio"). Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values.

     . Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See "--Taxable REIT Subsidiaries."

     We do not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant. Furthermore, we believe that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, we do not provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of the apartment units, other than through an independent contractor.

     Our investment in apartment communities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of our interest in a partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

Prohibited Transactions.

     A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity's business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

Hedging Transactions.

     From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.

     If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     . our failure to meet such tests is due to reasonable cause and not due to willful neglect;

     .    we attach a schedule of the sources of our income to our tax return;
          and

     . any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "--Taxation of United Dominion," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

     .    First, at least 75% of the value of our total assets must consist of:

          -    cash or cash items, including certain receivables;

          -    government securities;

          - interests in real property, including leaseholds and options to acquire real property and leaseholds;

          -    interests in mortgages on real property;

          -    stock in other REITs; and

          - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

     . Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

     .    Third, we may not own more than 10% of the voting power or value of
                                                                  --
          any one issuer's outstanding securities.

     . Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

     . Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in any partnership. The term "securities," however, generally includes debt securities issued by a partnership, except that debt securities of a partnership are not treated as "securities" for purposes of the 10% value test if we own at least a 20% profits interest in the partnership and such debt is classified as "straight debt" for purposes of the REIT rules.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

     . the sum of (1) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

     .    the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     .    85% of our REIT ordinary income for such year;

     .    95% of our REIT capital gain income for such year; and

     .    any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Failure to Qualify

     If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

     As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of our common stock that for U.S. federal income tax purposes is:

     .    a citizen or resident of the United States;

     . a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

     . an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     . any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted tax basis of the U.S. shareholder's common stock. Instead, such distribution will reduce the adjusted tax basis of such common stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted tax basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Stock

     In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses

     A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 38.6% for the period from January 1, 2002 to December 31, 2003, 37.6% for the period from January 1, 2004 to December 31, 2005, and 35% for the period from January 1, 2006 to December 31, 2010. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

     We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30% with respect to distributions unless such holder:

     . is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     . provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

     . the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

     . we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see "--Requirements for Qualification" above); and

     . either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

     A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

     . a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

     . the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws referred to as FIRPTA. The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

     A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA unless it owns more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

Taxable REIT Subsidiaries

         As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. A TRS may provide services to our tenants without tainting our rent from our tenants and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and a subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

         A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. In addition, we may rent space at our properties to a TRS if at least 90% of the leased space in the property is leased to persons other than TRSs and Related Party Tenants and the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

         The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis.

         We have formed and made elections for several TRSs. We believe that the value of the stock of our TRSs constitutes less than 20% of the value of our assets and that all transactions between us and our TRSs are conducted on an arm's-length basis.

State and Local Taxes

         We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling shareholder have been or may be issued by us upon the selling shareholder's conversion of 8,000,000 shares of our Series D Cumulative Convertible Preferred Stock held by the selling shareholder. These shares of preferred stock were issued pursuant to an exemption from the registration provisions of the Securities Act. The selling shareholder represented to us that it was acquiring the shares for investment and with no present intention of distributing the shares.

         We will not receive any proceeds from the sale of the common stock covered by this prospectus. The selling shareholder may sell its shares directly or through broker-dealers or underwriters who may act solely as agents or who may acquire shares as principals.

         The shares may be sold in one or more transactions at:

        .        fixed prices;

        .        prevailing market prices at the time of sale;

        .        prices related to the prevailing market prices;

        .        varying prices determined at the time of sale; or

        .        negotiated prices.

        The methods by which the shares may be sold include:

        . a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

        . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        .        privately negotiated transactions;

        .        put or call transactions;

        .        short-sales; and

        .        underwritten transactions.

Usual and customary or specifically negotiated underwriting discounts and concessions or brokerage fees or commissions may be paid by the selling shareholder in connection with such sales.

     The aggregate proceeds to the selling shareholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by us. The selling shareholder and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific shares of common stock to be sold, the name of the selling shareholder, purchase price, public offering price, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder but not certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

         We also have agreed to indemnify the selling shareholder from certain damages or liabilities arising out of or based upon any untrue statement of a material fact contained in, or material omission from, the Registration Statement, except to the extent such untrue statement or omission was made in the Registration Statement in reliance upon written information furnished by the selling shareholder.

         This offering will terminate on the earlier of:

         . the date that all of the shares under this prospectus may be sold in accordance with Rule 144(k) under the Securities Act of 1933; or

         . the date on which all shares offered hereby have been sold by the selling shareholder.

         Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

         There can be no assurance that the selling shareholder will sell any or all of the shares of common stock offered hereunder.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered will be passed upon for us by Hunton & Williams.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Annual Report (Form 10-K) of United Dominion Realty Trust, Inc. for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

================================================================================

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and you should not rely on any such information. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. You should not assume that the information in this prospectus and the documents incorporated by reference herein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

                         -------------------------------




                                TABLE OF CONTENTS

                                                                            Page
ABOUT THIS PROSPECTUS .....................................................    1
HOW TO OBTAIN MORE INFORMATION ............................................    1
INCORPORATION OF INFORMATION FILED WITH THE SEC ...........................    1
RISKS OF INVESTMENT .......................................................    2
FORWARD-LOOKING INFORMATION ...............................................    7
UNITED DOMINION REALTY TRUST, INC. ........................................    9
USE OF PROCEEDS ...........................................................    9
THE SELLING SHAREHOLDER ...................................................    9
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT ...................   10
PLAN OF DISTRIBUTION ......................................................   23
LEGAL MATTERS .............................................................   25
EXPERTS ...................................................................   25




                                12,307,692 Shares

                                 United Dominion
                               Realty Trust, Inc.


                                  Common Stock


                                   PROSPECTUS



                                  _______, 2002


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the offering are as follows:

                                                               Amount To Be Paid
                                                               -----------------

      Securities and Exchange Commission registration fee ....    $       17,709
      Accounting fees and expenses ...........................             5,000
      Legal fees and expenses ................................            10,000
      Miscellaneous ..........................................             1,291
                                                               -----------------

      Total ..................................................    $       34,000
                                                               =================


Item 15. Indemnification of Officers and Directors

          Our directors and officers may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the Virginia Stock Corporation Act and our Articles of Incorporation. Such indemnification covers all costs and expenses reasonably incurred by a director or officer. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Virginia Stock Corporation Act and our Articles of Incorporation may under certain circumstances eliminate the liability of directors and officers in a shareholder or derivative proceeding.

          If the person involved is not a director or officer of United Dominion, the board of directors may cause the company to indemnify to the same extent allowed for directors and officers of the company such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of United Dominion, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 16.  Exhibits

4.1 Restated Articles of Incorporation of the Company (filed as Exhibit 4(a)(ii) to the Company's Form S-3 Registration Statement, filed with the Commission on February 24, 1999 (File No. 333-72885), and incorporated by reference herein)

4.2 Restated Bylaws of the Company (filed as Exhibit 3(b) to the Company's annual report on Form 10-K for the year ended December 31, 1998 (File No. 1-10524), and incorporated by reference herein)

4.3 Specimen United Dominion Common Stock certificate (filed as Exhibit 4(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)

4.4 First Amended and Restated Rights Agreement dated as of September 14, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (filed as Exhibit 4(i)(d)(A) to the Company's quarterly report on Form 10-Q dated September 30, 1999 (File No. 1-10524) and incorporated by reference herein)


4.5      Form of Rights Certificate (included in Exhibit 4.4)

4.6 Investment Agreement dated as of August 14, 2001, between United Dominion Realty Trust, Inc. and Security Capital Preferred Growth Incorporated*

5        Opinion of Hunton & Williams*

8        Opinion of Hunton & Williams as to certain tax matters*

23.1     Consent of Ernst & Young LLP, Richmond, Virginia*

23.2     Consent of Hunton & Williams (included in Exhibit 5 and Exhibit 8)

24       Power of Attorney*

  *      Previously filed.



Item 17.       Undertakings

      (a)      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (iii) To include any material information with respect
               to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        Provided, however, that paragraphs (a)(1)(i) and
               (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
               Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a
               post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Virginia Code, the Articles of Incorporation or By-laws of the registrant or resolutions of the Board of Directors of the registrant adopted pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Douglas, State of Colorado on the 22nd day of May, 2002.


                                       UNITED DOMINION REALTY TRUST, INC.



                                       By:  /s/ Ella Neyland
                                           -------------------------------------
                                           Ella Neyland
                                           Executive Vice President and
                                           Treasurer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated.

         Signature                                      Title                     Date
         ---------                                      -----                     ----
     /s/ Thomas W. Toomey*              President, Chief Executive Officer     May 22, 2002
-------------------------------------   and Director
      Thomas W. Toomey



   /s/ Christopher D. Genry*            Executive Vice President and Chief     May 22, 2002
-------------------------------------    Financial Officer
      Christopher D. Genry



   /s/ Scott A. Shanaberger             Senior Vice President, Corporate       May 22, 2002
-------------------------------------   Controller and Chief Accounting
     Scott A. Shanaberger               Officer


     /s/ Robert C. Larson*              Chairman of the Board                  May 22, 2002
-------------------------------------
       Robert C. Larson


    /s/ James D. Klingbeil*             Vice Chairman of the Board             May 22, 2002
-------------------------------------
      James D. Klingbeil


      /s/ John P. McCann*               Chairman Emeritus                      May 22, 2002
-------------------------------------
        John P. McCann

    /s/ R. Toms Dalton, Jr.*               Director       May 22, 2002
-------------------------------------
      R. Toms Dalton, Jr.


     /s/ Robert P. Freeman*                Director       May 22, 2002
-------------------------------------
       Robert P. Freeman


       /s/ Jon A. Grove*                   Director       May 22, 2002
-------------------------------------
         Jon A. Grove


     /s/ Lynne B. Sagalyn*                 Director       May 22, 2002
-------------------------------------
       Lynne B. Sagalyn


      /s/ Mark J. Sandler*                 Director       May 22, 2002
-------------------------------------
        Mark J. Sandler


     /s/ Robert W. Scharar*                Director       May 22, 2002
-------------------------------------
       Robert W. Scharar


*By:    /s/ Scott A. Shanaberger
      -------------------------------
           Scott A. Shanaberger
             Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION

4.1 Restated Articles of Incorporation of the Company (filed as Exhibit 4(a)(ii) to the Company's Form S-3 Registration Statement, filed with the Commission on February 24, 1999 (File No. 333-72885), and incorporated by reference herein)

4.2 Restated Bylaws of the Company (filed as Exhibit 3(b) to the Company's annual report on Form 10-K for the year ended December 31, 1998 (File No. 1-10524), and incorporated by reference herein)

4.3 Specimen United Dominion Common Stock certificate (filed as Exhibit 4(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)

4.4 First Amended and Restated Rights Agreement dated as of September 14, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (filed as Exhibit 4(i)(d)(A) to the Company's quarterly report on Form 10-Q dated September 30, 1999 (File No. 1-10524) and incorporated by reference herein)

4.5       Form of Rights Certificate (included in Exhibit 4.4)


4.6 Investment Agreement dated as of August 14, 2001, between United Dominion Realty Trust, Inc. and Security Capital Preferred Growth Incorporated*

5         Opinion of Hunton & Williams*

8         Opinion of Hunton & Williams as to certain tax matters*

23.1      Consent of Ernst & Young LLP, Richmond, Virginia*

23.2      Consent of Hunton & Williams (included in Exhibit 5 and Exhibit 8)

24        Power of Attorney*


* Previously filed.